UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PICO HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Copies to:

Jason L. Kent Cooley LLP 4401 Eastgate Mall San Diego, California 92121-1909 (858) 550-6044	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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YOUR VOTE IS IMPORTANT!

VOTE “FOR” PROPOSAL 4 TO SUPPORT
OUR PROPOSAL TO REINCORPORATE FROM CALIFORNIA TO DELAWARE
AND PROVIDE US WITH THE INCREASED FLEXIBILITY TO PRESERVE
MORE THAN $133 MILLION IN FEDERAL NET OPERATING LOSS CARRYFORWARDS

June 19, 2015

Dear Fellow Shareholder:

Last month, we mailed you the proxy statement for the upcoming 2015 Annual Meeting of the Shareholders of PICO Holdings, Inc. (“PICO” or the “Company”), to be held on Thursday, July 9, 2015, at 10:00 am (PDT), at the Museum of Contemporary Art San Diego, Coast Room, 700 Prospect Street, La Jolla, California 92037 (including any adjournments, postponements or reschedulings thereof, the “2015 Annual Meeting”). We know that many of you have questions regarding our proposal (the “Reincorporation Proposal”) to change the state of incorporation of PICO from California to Delaware (the “Reincorporation”). Accordingly, we have provided below answers to what we believe are your most likely questions. We urge you to vote “FOR” the Reincorporation Proposal which is further described beginning on page 17 of our proxy statement for the 2015 Annual Meeting (the “2015 Annual Meeting Proxy Statement”). Shareholders are urged to read the 2015 Annual Meeting Proxy Statement carefully for information regarding the Reincorporation Proposal, including the related appendices thereto.

QUESTIONS AND ANSWERS ABOUT THE REINCORPORATION PROPOSAL

Question: What was the primary driving force for the decision of the PICO Board of Directors (the “PICO Board”) to reincorporate in Delaware?

Answer: In deciding to reincorporate in Delaware, the PICO Board focused on the increased flexibility that PICO would have, as a Delaware corporation, to preserve its ability to use its federal net operating loss carryforwards (“NOLs”) to offset any future taxable income. The increased legal certainty relating to the adoption of a tax benefits preservation plan by a Delaware corporation and the substantial economic benefits that could accrue to PICO by not having its NOLs limited by any potential future ownership change are among the principal and, in the PICO Board’s view, the most compelling justifications for why the PICO Board has decided to reincorporate in Delaware.

Question: What are PICO’s NOLs?

Answer: Our NOLs are federal and state carryforward losses which are available to offset against any future taxable income. Our federal NOLs at December 31, 2014 amounted to over $133 million which, if fully utilized, could result in tax savings of up to approximately $46 million.

Question: Is it possible that NOLs can be limited from their full economic benefit?

Answer: Yes, there are complex Internal Revenue Service rules that can reduce or substantially delay these NOLs in the event of an “ownership change” under Section 382 of the Internal Revenue Code (“IRC”).

Question: How can PICO reduce or eliminate the risk of the NOLs being limited or substantially reduced?

Answer: To reduce or eliminate the risk of the NOLs being limited or substantially reduced, PICO may adopt a tax benefits preservation plan. In essence, such plan acts as a deterrent to any person acquiring more than 4.9% of PICO’s outstanding shares (within the meaning of Section 382 of the IRC) by allowing the Board to issue shares to other shareholders.

Question: Can PICO currently adopt a tax benefits preservation plan?

Answer: No. PICO does not have authorized in its current Amended and Restated Articles of Incorporation (the “California Articles”) blank-check preferred stock that would support the issuance of preferred stock purchase rights. While that issue can be addressed by an amendment to the California Articles that is approved by PICO’s shareholders, PICO is currently incorporated in California where the adoption of a tax benefits preservation plan has a high degree of legal uncertainty. As such, there is a significant risk that a California court could determine that any Company tax benefits preservation plan is invalid leading to, in the event of a Section 382 ownership change, the reduction and limitation of the full economic benefit of PICO’s NOLs.

Question: Does PICO plan to change some of the provisions in its California Articles and its Amended and Restated Bylaws (the “California Bylaws”) as a result of the Reincorporation?

Answer: Yes, the proposed Delaware Certificate of Incorporation (the “Delaware Certificate”) and the proposed Delaware Bylaws (the “Delaware Bylaws”) will have, among other differences, the following differences from the California Articles and California Bylaws:

•	The Delaware Certificate will provide that Delaware Courts will serve as the exclusive forum for the adjudication of certain legal matters.

•
The Delaware Certificate will provide that shareholders holding in the aggregate at least 25% of PICO’s outstanding shares can call a special meeting of shareholders (under California law, shareholders holding in the aggregate at least 10% of the corporation’s outstanding shares have a statutory right to request that a special meeting of shareholders be called).

•	Delaware law does not require cumulative voting and the Delaware Certificate will not provide for cumulative voting.

•
The Delaware Certificate and the Delaware Bylaws will require a supermajority vote for certain matters, including the removal of directors and the amendment of certain provisions in the Delaware Certificate.

•
Delaware law provides for greater statutory protection for unsolicited offers pursuant to Section 203 of the Delaware General Corporation Law (“DGCL”), Delaware’s “freezeout statute,” and PICO has chosen not to opt out of Section 203.

Question: Why has PICO decided to provide in the Delaware Certificate that the courts located within the State of Delaware will serve as the exclusive jurisdiction for the adjudication of certain legal matters?

Answer: The exclusive forum provision contained in the Delaware Certificate is intended to assist PICO in avoiding multiple lawsuits in multiple jurisdictions on matters relating to the corporate law of Delaware, which would become our new state of incorporation. PICO believes that this provision would reduce the risk that PICO could become subject to duplicative litigation in multiple forums, as well as the risk that the outcome of cases in multiple forums could be inconsistent, even though each forum purports to follow Delaware law. Any of these could expose PICO to increased expenses or losses. The exclusive forum provision would only regulate the forum where our shareholders may file claims relating to the specified intra-corporate disputes. The exclusive forum provision does not contemplate any restrictions on the ability of our shareholders to bring such claims, nor the remedies available if such claims are ultimately successful; rather it attempts to prevent PICO from being forced to waste corporate assets defending against duplicative suits.

Question: Why has the Board decided to provide in the Delaware Certificate for shareholders to have the right to call special meetings at the 25% threshold?

Answer: The PICO Board believes that a 25% ownership threshold is appropriate given the high frequency of such a threshold among other Delaware-incorporated companies that permit shareholders to request that a special meeting be called, particularly among the Russell 3000 where nearly 75% of those companies that are incorporated in the State of Delaware that give shareholders the right to call a special meeting have adopted an ownership threshold of 25% or higher. Approximately 68% of Russell 3000 companies that are incorporated in the State of Delaware do not have a special meeting right.

Question: Why has the Board determined to not provide for cumulative voting in director elections?

Answer: The PICO Board believes that each director should represent all shareholders and that a plurality vote is the best way to achieve this goal and thus the Delaware Bylaws provide for the election of directors by a plurality vote. The PICO Board also believes that cumulative voting allows for the election of a director who did not receive the vote of a plurality of shareholders and therefore such director may only be accountable to the specific segment of the shareholders who elected the director and may feel obligated to address the interests and desires of such shareholders first to the detriment of PICO’s other shareholders.

Question: Why has the Board determined not to opt out of Section 203 of the DGCL?

Answer: In determining not to opt out of Section 203, the Board considered the fact that this statutory provision protects PICO from unsolicited takeover attempts that may not be in the best interests of all shareholders. It also considered the fact that less than 5% of the S&P 500 companies incorporated in Delaware and slightly more than 15% of the Russell 3000 companies incorporated in Delaware opt out of Section 203.

Question: What are some of the other consequences of the Reincorporation?

Answer: PICO will be governed by the Delaware Certificate, the Delaware Bylaws and the DGCL after the Reincorporation. Many key items, however, will remain the same as they were prior to the Reincorporation, such as:

•	Our name, PICO Holdings, Inc., will remain the same;

•	Our business operations, management, employees, board composition, fiscal year, assets, liabilities, net worth and physical location will remain the same;

•
Any stock certificates representing issued and outstanding shares of common stock prior to the Reincorporation will continue to represent the same number of shares of common stock after the Reincorporation;

•	Our common stock will continue to be listed on the NASDAQ Global Market without interruption, under the same symbol, PICO;

•	Our registration number on file with the Securities and Exchange Commission will remain the same; and

•	Our employee benefits arrangements, such as outstanding options and stock appreciation rights, will not have any changes in their respective terms and conditions.

* * * * * *

Your vote is important, no matter how many shares you own. Whether or not you plan to attend the 2015 Annual Meeting, we urge you to sign and return each proxy card or voting instruction form you receive from us in the postage-paid envelopes provided and vote FOR Proposal 4, our Reincorporation Proposal. You may also vote by phone or Internet by following the instructions on your proxy card or voting instruction form. If you have any questions or need assistance in voting your proxy card or voting instruction form, we encourage you to call our proxy solicitor, Morrow & Co., LLC, at (800) 662-5200 (Toll Free).

The Board unanimously urges you to vote “FOR” Proposal 4, our Reincorporation Proposal, and to approve our reincorporation from California to Delaware.

On behalf of your Board of Directors, we thank you for your continued support.

Sincerely,

/s/ Kristina M. Leslie Kristina M. Leslie Chairman of the Board of Directors	/s/ John R. Hart John R. Hart President and Chief Executive Officer

About PICO

Incorporated in 1981, PICO (NYSE: PICO) is a diversified holding company. We seek to build and operate businesses where we believe significant value can be created from the development of unique assets, and to acquire businesses which we identify as undervalued and where our management participation in operations can aid in the recognition of the business’s fair value, as well as create additional value. We are comprised of four operating segments: (i) water resource and water storage operations; (ii) real estate operations; (iii) agribusiness operations; and (iv) corporate. Our objective is to maximize long-term shareholder value and to manage our operations to achieve a superior return on net assets over the long term, as opposed to short-term earnings. More information can be found at www.picoholdings.com.

Cautionary Statement Concerning Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to expectations, plans or prospects for PICO that are based upon the current expectations and beliefs of PICO’s management. The words “may,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “forecasts” and similar expressions identify certain of these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements contained in this letter may relate to, but are not limited to, statements regarding our ability to utilize and realize the value of our federal net operating loss carryforwards and how they could be substantially limited if we experienced an ownership change as defined in Section 382 of the Internal Revenue Code. Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in PICO's filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2014, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The forward-looking statements in this Press Release are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward-looking statements, PICO does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws. PICO, however, reserves the right to update such statements or any portion thereof at any time for any reason.

Additional Information and Where To Find It

On May 27, 2015, PICO filed a definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies from PICO’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY PICO WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders can obtain copies of the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by PICO with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge on the Investors section of our corporate website at www.picoholdings.com, by writing to PICO’s Corporate Secretary at PICO Holdings, Inc., 7979 Ivanhoe Avenue, Suite 300, La Jolla, California 92037, or by emailing Investor Relations at pico@finprofiles.com.

IMPORTANT!

PLEASE VOTE TODAY “FOR” PROPOSAL 4
TO SUPPORT OUR REINCORPORATION PROPOSAL!

Remember, you can vote your shares by telephone or via the Internet.

If you have any questions or need assistance in voting your proxy card or voting instruction form, or need additional copies of PICO’s proxy materials, please contact Morrow & Co., LLC, PICO’s proxy solicitation firm, at the phone numbers or email listed below.

MORROW & CO., LLC
470 West Avenue
Stamford, CT 06902

Call Toll Free: (800) 662-5200
Call Direct: (203) 658-9400
Email: PICO@morrowco.com